Exhibit 10.26

[*] Indicates that certain information in this exhibit has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

S-WAY PLATFORM AND PRODUCT SHARING CONTRACT

This Contract is made and signed by and between:

Nikola Corporation (hereinafter referred to as the “NIKOLA”), a corporation duly organized and validly existing under the laws of Delaware, having its principal place of business at Phoenix, Arizona,

and

IVECO S. p. A. (hereinafter referred to as “IVECO”), a company duly incorporated and existing under the laws of Italy and having its legal address at 35, Via Puglia, 10156 Turin, Italy.

Whereas, NIKOLA and IVECO entered into the Master Industrial Agreement dated as of September 3, 2019 (the “Master Agreement”);

Whereas, pursuant to Section 2.2 of the Master Agreement the Parties agreed to enter into a S-Way Platform and Product Sharing Agreement in a form substantially consistent with the Term Sheet attached as Exhibit A to the Master Agreement;

Whereas, the Parties entered into several Amendments to the Master Agreement extending, inter alia, the term for entering into a S-Way Platform and Product Sharing Agreement no later than 31 March 2020;

Whereas, IVECO and NIKOLA wish this Agreement to record and confirm their intention to stipulate terms and conditions of the above stated agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1.                                      Definitions

In this Contract the following words and expression shall have the meaning ascribed to them herein below:

1.1                               “Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person, and any other Person specifically identified and mutually agreed upon by the Parties;

1.2                               “Ancillary Agreements” have the meaning given to it in Article I (Definitions) of the Master Agreement;

1.3                               “Control” means, with respect to the Person, the direct or indirect ownership of more than fifty percent (50%) of the stock or other equity interests having voting or other rights to direct the management of such entity;

1.4                               “Currently Existing” shall mean in use in products sold or under development to the extent included as an IVECO product as of the execution hereof;

1.5                               “Deploy” and “Deployment” mean to use design, develop, engineer, manufacture, have manufactured, assemble, service, sell, offer for sale, import and distribute, including with respect to spare parts and components;

1.6                               “North America” means the following countries: United States of America, Canada and Mexico;

1.7                               “First Category of Parts and Components” shall mean the parts and components developed by and the industrial property  which is vested with IVECO and manufactured by IVECO itself and/or by third parties stated in Annex D hereto.

1.8                               “Improvement” means collectively any upgrades, modifications and enhancements to the Licensed Iveco Technology made during the term of this Contract (which typically involve: (1) product cost reduction initiatives, (2) improvements designed to optimize product performance, or (3) non-material adaptation work for new supplier items). Improvement specifically excludes Intellectual Property created from more significant investments such as new platforms or platform versions.

1.9                               “Intellectual Property” or “IP” means (i) inventions, discoveries and ideas, and all patents, registrations and applications therefor, including without limitation divisionals, continuations, continuations-in-part and renewal applications, and applications claiming priority thereto (including US provisional applications and US utility applications that claim priority to US provisional applications), and including without limitations renewals, extensions, re-examinations and reissues (collectively “Patents”); (ii) confidential and proprietary information, trade secrets and know-how, including without limitation processes, schematics, databases, formulae, drawings, prototypes, models and designs (collectively “Trade Secrets”); and (iii) published and unpublished works of authorship including without limitation computer software (source code and object code to the extent owned by IVECO or NIKOLA, as the case may be), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof  (collectively “Copyrights”);

1.10                        “Investment Agreement” has the meaning given to it in the Article I (Definitons) of the Master Agreement;

1.11                        “IVECO Standards” means the quality standards and procedures adopted by IVECO to meet S-Way missions;

1.12                        “Parties” means the NIKOLA and IVECO, while “Party” shall mean either the NIKOLA or IVECO. .1.13    “Person” means an individual, corporation, limited liability company, partnership, limited partnership, syndicate, person, trust, association or entity or government, political subdivision, agency or instrumentality of a government;

1.14                        “Revenue(s)” means all revenues, receipts, monies, or other consideration directly or indirectly collected or received, whether by way of cash or credit or any barter, benefit, advantage, or concession, by NIKOLA or its Affiliates from the marketing, sale and distribution, or leasing of any NIKOLA vehicle, product, component, spare-part or related services (including pay-per-use arrangements) incorporating all or a material portion of the Licensed Iveco Technology. Where any Revenue is derived from a country other than the United States of America it shall be converted to the equivalent in U.S. dollars on the date NIKOLA or its Affiliates are deemed to have received such Revenue at the exchange rate published in the Wall Street Journal in effect as that date. The amount of U.S. dollars pursuant to such conversion shall be included in the Revenue.

1.15                        “Royalty” means the FCEV Royalty and the BEV Royalty;

1.16                        “Second Category of Parts and Components” means the parts and components designed by third parties and manufactured by third parties stated in Annex D hereto.

1.17                        “Start(ing) of Production” means the starting of the production of vehicles or products for sale or transfer to third parties, as jointly certified by the Parties, provided that once such product or vehicle has received all the internal authorizations and met all the internal controls before its industrial production and such product has received any prescribed homologation, permit or administrative license. For the avoidance of doubt, sale or transfer (even against consideration) of prototypes or pre-series vehicles or products do not constitute Start of Production.

1.18                        “Sub-supplier” of a Party means a third party that such Party has sub-contracted to manufacture parts and components described under this Contract.

1.19                        “S-Way Platform and Product” means IVECO’s S-Way platform,including further product portfolio development currently envisaged by IVECO in the framework of the Deployment of the S-Way family of heavy trucks vehicles in the Territory only which (i) does not include any powertrain related component (e.g. engine, clutch, transmission, after treatment systems and components), and (ii) includes the semi-articulated and articulated versions of the heavy duty truck sold by IVECO under S-Way name and its variants (4x2, 6x2, 6x4, including all cab versions), but not all wheel drive variants.

1.20                        “Territory” means North America;

1.21                        “Third Category of Parts and Components” means the parts and components designed by IVECO in co-design with third parties and manufactured by third parties stated in Annex D hereto.

2.                                      Scope of the Contract

2.1                               Technology and Product Sharing

IVECO shall make available to NIKOLA information and other materials described in Annex C (hereinafter referred to as “Technical Documentation”) related to:

(a)                                 The Currently Existing Iveco S-Way Platform and Product;

(b)                                 The Currently Existing vehicle models: S-Way and its variants (4x2, 6x2, 6x4, including all cab versions) excluding any powertrain or related components, in each case, as described in Annex A and all-wheel drive variants (items sub (a) and (b) collectively referred to as the “Key Technology”);

(c)                                  Currently Existing technology in substitution or replacement of Key Technology in the event that any program associated with the development of Key Technology is cancelled or modified, but only to the extent that substitution or replacement occurs prior to the time of incurring material cancellation costs (i.e. obligations for production tooling) with respect to the original program; and

(d)                                 A listing of all Patents as defined in clause 1.9 existing as of March 31, 2020 and  owned by IVECO relating to the S-Way Platform and Product, provided in Annex B (items sub (a) — (d) collectively, “Disclosed Technology”“). IVECO shall update Annex B periodically.

The Parties declare that all above stated Technical Documentation was provided by IVECO to NIKOLA as of execution hereof.

2.2                               Technology/IP Licence

IVECO on behalf of itself and its Affiliates will grant and hereby grants to NIKOLA a non-exclusive, non-sublicensable (except as set forth in Section 3), non-transferable and non-assignable licence in and to the Disclosed Technology and all IP used in the Iveco S-Way Platform and Product, to the extent owned and controlled by IVECO or its Affiliates, to be utilized by NIKOLA solely for use in the Territory, solely for the Deployment of a hydrogen fuel cell or battery-electric heavy duty truck, in each case, to the extent IVECO has the right to grant such rights without further payment or obligation to any third party (the „Licensed Iveco Technology”) subject to termination in accordance with this Contract and termination of the Master Agreement.

For avoidance of doubt, the License includes the following rights:

(a)                                 the non-exclusive use of the Key Technology to manufacture, and assemble only in the United States of America the hydrogen fuel cell or battery-electric heavy-duty truck;

(b)                                 the non-exclusive use of the Key Technology to manufacture and assemble only in the United States of America the First Category of Parts and Components;

(c)                                  the ability to grant sub-licenses to NIKOLA’s Sub-suppliersin the Territory, subject to and as further described in Section 3, for the use of the Key Technology for the sole purpose of manufacturing the First Category of Parts and Components to be supplied to NIKOLA; and

(d)                                 the non-exclusive distribution, sale (including offer for sale) and service in the Territory of the hydrogen fuel cell or battery-electric heavy-duty trucks derived from the Key Technology provided by IVECO.

For avoidance of doubt, the Licensed Iveco Technology includes but is not limited to all Intellectual Property owned by IVECO covering the S-Way Platform and Product, as detailed in Annex D (for illustrative purposes only), with reference to the First Category of Parts and Components.

Upon IVECO’s request, NIKOLA shall grant IVECO full transparency about price and terms and conditions of the Sub-suppliers. In the event that IVECO needs to purchase the parts and components derived from the Key Technology, IVECO shall buy them directly from NIKOLA unless otherwise agreed in writing by the Parties. NIKOLA will supply such parts and components to IVECO [*].

The Licensed Iveco Technology does not include any IP owned by third parties (other than other CNH Industrial N.V. group companies with respect to parts and components of the S-Way Platform and Product), as detailed in Annex D, with reference to the Second and Third Category of Parts and Components. The Second and Third Category of Parts and Components will be sourced by the NIKOLA according to the rules explained in Annex E.

3.                                      Sublicensing

3.1                               Subject to IVECO’s written consent (which will not be unreasonably withheld) and appropriate confidentiality obligations to implement rights granted under this Contract and the other Ancillary Agreements, NIKOLA shall have the right to sublicense the Licensed Iveco Technology solely to NIKOLA’s wholly owned subsidiaries, Sub-suppliers and third party engineering services providers (wherever located), in each case, solely for the purpose of providing services or components to NIKOLA in connection with the development of the hydrogen fuel cell or battery-electric heavy duty trucks.  NIKOLA will be responsible for any uses of the Licensed Iveco Technology by any of its sub-licensees in a manner that would contitute a breach of this Contract. For the avoidance of doubt, IVECO’s refusal to grant permission to NIKOLA to sublicense to other  OEMs will not be deemed “unreasonable” for the purposes of this Contract.

3.2                               NIKOLA shall purchase directly from IVECO those Parts and Components of the Disclosed Technology which is not possible to source in North America, unless differently agreed in writing by the Parties. Upon NIKOLA’s request, IVECO shall grant NIKOLA full transparency about price and terms and conditions of any Sub-suppliers’ manufacture and delivery of Parts and Components to be delivered to or on behalf of NIKOLA. IVECO will supply such parts and components to NIKOLA [*]. Should the Parties agree NIKOLA to source from Sub-suppliers outside North America, any eventual Sub-supplier outside North America shall be selected jointly with IVECO and taking into account any right granted by IVECO to any overseas suppliers and/or any suppliers’ intellectual property rights.

3.3                               IVECO will grant the right to NIKOLA to use the excess of capacity of the vendor tooling (i.e. tools owned by IVECO and placed in the Sub-supplier’s premises used for production of components) [*] and the tooling will remain exclusive property of IVECO and assigned to a Sub-supplier under the sole discretion of IVECO. This will be regulated with a written authorization to the Sub-suppliers operating the concerned tooling. IVECO will be entitled to call back the authorization on the usage of excess capacity at its own discretion if needed to satisfy IVECO volume requirements; provided, however that IVECO shall provide NIKOLA with at least six (6) months’ notice of such call back.

3.4                               In the event that sourcing of a component include a vendor tooling owned by Iveco with excess capacity, that require any modification due to a design change according to article 4 below, Iveco will retain the right at its sole discretion to authorize the modification of the tooling and [*].

4.                                      Improvements and New Technology

4.1                               The Parties will each have full access to any Improvements to any Licensed Iveco Technology under the terms set out below.

4.2                               NIKOLA’s licence to and right in the Licensed Iveco Technology automatically extends (at no cost) to any Improvements to the Licensed Iveco Technology developed during the term of this Contract.

4.3                               NIKOLA will own all Intellectual Property rights in and to each Improvement that it makes or has made on its behalf in respect of the Licensed Iveco Technology but IVECO and its respective Affiliates will have, and NIKOLA, on behalf of itself and its Affiliates, hereby grants to IVECO, CNH Industrial N.V. and its respective Affiliates, a sublicensable, worldwide, fully paid up, royalty free perpetual and irrevocable right and licence in those Intellectual Property rights, which is assignable to Affiliates of CNH Industrial group (either controlled or not by CNH Industrial N.V.) of which IVECO is a subsidiary.

4.4                               IVECO and NIKOLA will own jointly and independently, with no duty of accounting to each other, any Improvement for which IVECO and NIKOLA jointly share development costs. Each Party’s rights and obligations under such jointly owned Intellectual Property shall be agreed upon prior to putting such Improvement into production.

4.5                               NIKOLA shall require that any Sub-supplier that is sub-licenced to use any Licensed Iveco Technology expressly assign to NIKOLA any Intellectual Property developed that would constitute Improvements. If and to the extent any such Intellectual Property rights in or to any Improvements belong to Sub-suppliers, NIKOLA shall use best efforts to cause the applicable Sub-suppliers to grant to IVECO/CNH Industrial a worldwide, royalty free, assignable and perpetual licence for use of such Improvements for any purpose. Without impacting the project timeline, NIKOLA shall work in good faith with IVECO to jointly define the terms and conditions by which IVECO will be permitted to exploit and use Improvements before starting any discussion with the Sub-suppliers.

4.6                               With respect to any technology developed for or by NIKOLA that relates to the Licensed Iveco Technology and does not qualify as an Improvement (hereinafter referred to as a “New Technology”), the Parties may agree to jointly and independently own such New Technology NIKOLA by agreeing to share in the development costs of such New Technology either through (i) an upfront contribution of development costs, or (ii) a market-based royalty. Determination of development costs sharing percentage and market royalty rates will be subject to mutual agreement. The Parties shall further agree on reasonable procedures to facilitate each Party’s ability to exercise its rights to any Improvements and New Technology created during the term of this Contract.

4.7                               Except as otherwise expressly set forth in this Contract, investments and expenditures that are necessary or advisable in order for the NIKOLA to exploit the Licensed Iveco Technology shall be borne by the NIKOLA.

5.                                      Technical and Manufacturing Information Sharing

5.1                               The Parties will share all technical, manufacturing and service-related information reasonably needed to exercise any rights granted hereunder including any material updates or amendments to such information which are implemented in such Party’s corresponding production, subject to the confidentiality provisions of this Contract. The Parties shall agree to reasonably support timely mutual access to appropriate technical or business personnel of the other party or its suppliers.

6.                                      Contribution in Kind — Other Financial Terms and Conditions

6.1                               The Parties have agreed that IVECO’s obligation to enter into this Contract is valued              USD 50,000,018.20, plus any Royalties (as defined below) actually paid to IVECO pursuant to Section 2.2 of the Master Agreement. As a result, at the Initial Closing, NIKOLA issued and delivered to IVECO a total of 2,699,785 Preferred Shares at a value of USD 18.52.

6.2                               Under this Contract NIKOLA will also pay to IVECO (i) a 1,25% royalty on NIKOLA’s Revenues arising from any sale, lease or transfer (including pay-per-use arrangements, and excluding any revenue associated with vehicles service, vehicle maintenance, vehicle fueling and fueling stations, or autonomous driving) of NIKOLA’s FCEV (hydrogen fuel cell electric vehicle) products, vehicles, components, spare parts or related services incorporating all or a material portion of the Licensed Iveco Technology included in the Contract for a one-time period of seven (7) years starting from the begining of the Start of Production of any FCEV product, vehicle, component, spare-parts or related services (the „FCEV Royalty”), and (ii) a 1.00% royalty on NIKOLA’s Revenues arising from any sale, lease or transfer (including pay-per-use arrangements, and excluding any rvenue associated with vehicles service, vehicle maintenance, vehicle fueling and fueling stations, or autonomous driving) of NIKOLA’s BEV (battery electric vehicle, i.e. battery-only) products, vehicles, components, spare parts or related services incorporating  all or a material portion of the Licensed Iveco Technology included in the Contract for a one-time period of seven (7) years starting from the begining of the Start of Production of any BEV product, vehicle, component, spare-parts or related services (the „BEV Royalty”). For the avoidance of doubt, each particular product will be subject to either the FCEV Royalty or the BEV Royalty, but in no event shall more than one (1) royalty apply to any particular product.

6.3                               Royalties will be due and payable to IVECO within [*] of the end of each calendar quarter during the term of this Contract, regardless of whether NIKOLA collects payments for the product(s) from its distributors or customers.

6.4                               NIKOLA will make written reports to IVECO on a quarterly basis concurrently with the payment of such quarterly Royalties detailing the Revenues and BEV Royalty and the FCEV Royalty payable and earned for the relevant calendar quarter.

6.5                               NIKOLA will maintain records showing Revenues earned to enable IVECO (or its representatives) to examine NIKOLA’s (and its Affiliates) books and records. Inspections to such books and records will occur during normal business hours and upon reasonable prior notice to the extent necessary to verify the written reports provided.

7.                                      Quality and Homologation

7.1                               Minimum requirements of each vehicle manufactured by NIKOLA under this Contract will meet at least the then existing IVECO Standards; provided that in the event local legislation or law or applicable best practice will require higher quality standards, NIKOLA will meet such higher standards and any additional requirement associated cost will be the responsibility of NIKOLA.

7.2                               NIKOLA will be responsible for any cost related to managing such quality standards on its uniquely tooled components or assembly process/equipment. The Parties will establish a proces and appropriate quality systems interfaces to share pre-build and post-build quality data on an on-going basis to minimize resolution time in addressing quality issues and to minimize impact to customers.

7.3                               For the sake of clarity, any activity related to (or necessary because of) the homologation of NIKOLA products or vehicles incorporating Licensed Iveco Technology or arising from the S-Way Platform and Product will be the sole responsibility of NIKOLA and solely NIKOLA will bear all related costs and expenditures.

7.4                               Each Party will provide to the other Party all reasonably requested quality information regarding the applicable vehicle or component.

8.                                      Ownership, Warranties and Infringment

8.1                               IVECO guarantees that it is the legal owner of the Licensed Iveco Technology and it is entitled to licence it to NIKOLA.

8.2                               In the event a claim is presented by a third party against NIKOLA, alleging that the use by NIKOLA of any part of the Licensed Iveco Technology licensed hereunder by IVECO to NIKOLA is infringing property rights belonging to such third party, NIKOLA shall promptly notify IVECO and IVECO shall bear all the economic and legal responsibility thereof.

8.3                               In the event a claim is presented by any customer of NIKOLA against NIKOLA, alleging that a defect has caused losses to him, once it is proved that such losses are caused by defect(s) of the Licensed Iveco Technology, other than defects that arise from modifications to the design made by NIKOLA or related to the different applications, fully validated mission, systems or components affecting Licensed Iveco Technology, licensed herein by IVECO to NIKOLA, IVECO then shall compensate NIKOLA for any proven cost borne by NIKOLA thereof.

8.4                               Upon the notification (including reasonable evidence on the reason of the claim) by NIKOLA, IVECO shall determine whether IVECO will take legal action against the potential unauthorized infringement by any third party using the Licensed Iveco Technology. IVECO has the sole responsibility for enforcing its intellectual property rights in the Licensed Iveco Technology against third party infringers. NIKOLA shall provide necessary support and information to IVECO to properly defend IVECO’s IP rights.

9.                                      Vehicle Warranty, Recalls and Service Campaigns

9.1                               NIKOLA will be solely responsible for, and shall indemnify IVECO and its Affiliates for any claims and losses resulting from any warranty claims (“Warranty Claims”). Both Parties will discuss in good faith and set a procedure to compensate the other Party for Warranty Claims arising from defects in the design of the licensed platform/component, other than defects that arise from modifications to the design made by NIKOLA or related to the different applications, fully validated mission, systems or components affecting Licensed Iveco Technology.

9.2                               NIKOLA will have sole discretion to initiate recalls or service campaigns. IVECO may also request NIKOLA to conduct recalls and service campaigns and NIKOLA may not unreasonably withhold or delay its consent, provided, however, that such requests refer to the S-Way Platform and Product as implemented into NIKOLA vehicles.

9.3                               The Parties shall promptly provide each other with information and reasonable cooperation in relation to any safety, or compliance related issues.

9.4                               NIKOLA will be responsible for all costs resulting from recalls, service campaigns, regulatory compliance and reporting (“Recall Costs”) in respect of such vehicle, except for Recall Costs arising from defects in design of the S-Way Platform and Product. For avoidance of doubt NIKOLA will be responsible for Recall Costs arising from modifications to the design made by NIKOLA.

9.5                               The Parties will agree on procedures for determining allocation of responsibility for recalls and service campaigns, and for assuring compliance with all regulatory requirements. Concurrently with the initiation of any recall or service campaign, the experts from both Parties shall cooperate in good faith in order to determine the appropriate allocation of responsibility and associated cost.

9.6                               The Parties shall jointly secure the availability of insurance coverage for Recall Costs. To the extent such insurance coverage is available on commercially reasonable terms, the Parties will determine a reasonable method to obtain any available insurance coverage (i.e. joint or separate coverage) and will mutually agree on the allocation of costs of coverage.

10.                               Product Liability, Class Actions, Vehicle Repurchases

10.1                        NIKOLA will have sole responsibility for all costs resulting from product liability claims, class actions and vehicle repurchases in respect of vehicles manufactured under this Contract, except for claims arising from defects in the design of the S-Way Platform and Product, other than defects that arise from modifications to the design made by NIKOLA, or related to the different applications, fully validated mission, systems or components affecting the S-Way platform design.

10.2                        NIKOLA shall indemnify and hold harmless IVECO from claims, class actions, vehicle repurchases and other third-party claims in respect of the which the NIKOLA has responsibility pursuant to clause 10.1 hereof.

10.3                        IVECO shall indemnify and hold harmless NIKOLA from claims, class actions, vehicle repurchases and other third-party claims, class actions, vehicle repurchases and other third party claims in respect of the which IVECO has responsibility pursuant to clause 10.1 hereof.

10.4                        The Parties shall promptly provide each other with information and reasonable cooperation in relation to any product liability related issues. The Parties agree to develop a strategy and oversight process as to product related litigations, including which Party will control the defense claims.

10.5                        The Parties will agree on procedures for determining allocation of responsibility for product liability, class actions, vehicle repurchases and other litigation.

10.6                        The Parties will investigate insurance coverages for product liability, class actions, vehicle repurchases and other litigation, including coverages for common policies for shared vehicles, and will agree on an equitable allocation of the relevant costs for shared coverage.

11.                               Confidentiality and Data

11.1                        Any information disclosed or made available to NIKOLA under this Contract, including without limitation any Disclosed Technology (other than Patents as defined in clause 1.9 and other information that is already publicly available as of the time such information is disclosed or made available), will be considered “Confidential Information” of IVECO and its Affiliates, and unless otherwise agreed in writing between the Parties after the date hereof, and without limiting any other agreement between the Parties, the terms of Article VIII of the Master Agreement shall apply to all such information (including any Disclosed Technology), provided that the term of confidentiality and non-disclosure as applied to certain of such information may extend beyond three years as reasonably determined by IVECO.

The Parties agree that provisions of Article VIII of the Master Agreement apply to this Contract, provided that any information provided or made available by IVECO or any of its Affiliates that IVECO reasonably considers to be Trade Secrets shall be subject to perpetual confidentiality obligations.

12.                               Force majeure

12.1                        Force Majeure Events means war, acts of god or any causes beyond the reasonable control of the Parties, including but not limited to strikes, lock-outs, supplier stoppages and shortages or other industrial action, to the extent actually adversely affecting the applicable Party’s performance, provided that the affected Party has taken all reasonable and customary measures to avoid the occurrence of such Force Majeure Event. Upon occurrence of a Force Majeure Event, the Party that is unable to perform shall promptly notify the other Party that a Force Majeure Event has occurred and shall use its commercially reasonable efforts on a continuous basis to cure, correct or minimize the impact of the Force Majeure Event that is reasonably capable of being cured within a reasonable period of time. If the Force Majeure Event has not ended within forty-eight (48) hours after its occurrence, the Parties will promptly confer in an effort to remedy the cause and mitigate the effect of such Force Majeure Event.

TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE FOREGOING REMEDIES PROVIDED BY PARTIES ARE THE SOLE AND EXCLUSIVE REMEDIES FOR ANY BREACH OF WARRANTY, AND THE EXPRESS WARRANTIES PROVIDED HEREIN STANDS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

TO THE MAXIMUM EXTENT PERMITTED BY LAW, AND OTHER THAN WITH RESPECT TO AN INFRINGEMENT OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS OR A BREACH OF ARTICLE 6 (CONFIDENTIAL INFORMATION), EACH PARTY’S MAXIMUM AGGREGATE LIABILITY FOR ANY LIABILITY OR CLAIM UNDER OR IN CONNECTION WITH THIS AGREEMENT SHALL NOT EXCEED THE ROYALTY FEE AMOUNTS  UNDER THIS AGREEMENT FOR THE UNITS OF PRODUCT OR SERVICE GIVING RISE TO THE RELEVANT LIABILITY OR CLAIM BUT IN ANY CASE NOT EXCEEDING IN AGGREGATE USD [*].

13.                               Duration of this Contract and Termination

13.1                        This Contract will remain in effect for the duration of the Master Agreement and is subject to the Master Agreement’s post-termination provisions.

13.2                        This Contract may be terminated by:

(a)                                 mutual agreement of the Parties, or

(b)                                 subject to any applicable notice and cure periods, the election of any of the Parties to terminate the Contract because of material breach by the other Party of

(i)                                     this Contract, or

(ii)                                  any other Ancillary Agreement

(iii)                               the Investment Agreement.

14.                               Consequences of Termination

14.1                        Consequences of termination of this Contract on the Master Agreement are set forth in the Master Agreement.

14.2                        Effect of termination of this Contract in relation to the use of the CNHI/IVECO Technology (as defined in the Master Agreement) shall be, mutatis mutandis, as set forth in Article VI of the Master Agreement.

14.3                        On termination of this Contract howsoever occasioned:

(a)                                 at IVECO’s option the NIKOLA shall either forthwith return to IVECO or destroy all technical and promotional material in its possession relating to the Licnesed Iveco Technology, and all copies of such material.  In the case of destruction the NIKOLA shall promptly provide to IVECO a certificate in a form acceptable to IVECO certifying that destruction has taken place;

(b)                                 NIKOLA shall give all assistance as may be necessary for the transfer of all licences and authorities if any held by NIKOLA in relation to the Licensed Iveco Technology and/or otherwise to this Contract whether or not the same have been issued in the name of NIKOLA by virtue of the functions it performs under this Contract and NIKOLA shall execute any documents which may become necessary to effect any such transfers;

(c)                                  call unfulfilled orders for parts or raw materials whether or not received by NIKOLA at the termination date are deemed to be cancelled with immediate effect;

(d)                                 if either party has a claim against the other there shall (in the absence of express written agreement between the parties in respect thereof) be no right of set-off against any monies due from the other party.

15.                               Miscellaneous

15.1                        Disputes

Except as otherwise provided in Section 4.7 of the Master Agreement, any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Contract may be brought against each Party in the state or federal courts located in the State of Delaware, and each Party consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waive any objection to venue in those courts. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER IN CONTRACT, STATUTE, TORT, OR OTHERWISE) RELATING TO THIS CONTRACT.

15.2                        Governing Law

This Contract and the rights and obligations of the Parties under this Contract shall be governed by and construed in accordance with the Law of the State of Delaware, without giving effect to the principles thereof relating to the conflicts of Laws.

15.3                        Severability

If any provision of this Contract (or any portion thereof) or the application of any such provision (or portion thereof) to any person, entity or circumstance is held to be invalid, illegal or otherwise unenforceable in any respect by a final judgment, order of a court of competent jurisdiction, such provision shall be deemed to be void and unenforceable. Notwithstanding the preceding sentence, the remaining provisions of this Contract, if capable of substantial performance, shall remain in full force and effect.

15.4                        Survival

Any provision of this Contract or an Ancillary Agreement which contemplates performance or observance subsequent to any termination or expiration of this Contract shall survive any termination or expiration of this Contract and continue in full force and effect. Specifically Articles 11, 14 and 15 shall survive any termination or expiration of this Contract.

15.5                        No Waiver

A delay or omission by either Party hereto to exercise any right or power under this Contract shall not be construed to be a waiver thereof. A waiver by either of the Parties hereto of any of the covenants to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or any other covenant herein contained. All waivers must be in writing and signed by the Party waiving its rights.

15.6                        Disclaimer of Agency

Neither Party shall act on behalf of the other Party, which can only become bound by the signature of its own authorized representatives. In all circumstances, the NIKOLA shall act in its own name and shall not be considered as the agent of IVECO and vice versa.

15.7                        Entire agreement; Amendment

This Contract, including the Ancillary Agreements, any annexes and attachments referred to herein or attached hereto, each of which is incorporated herein for all purposes, constitutes the entire agreement between the Parties with respect to the subject matter hereof. No amendment, modification, change, waiver, or discharge hereof shall be valid unless in writing and signed by an authorized representative of the other Party against which such amendment, modification, change, waiver or discharge is sought to be enforced.

15.8                        Notice

In any case, where any notice or other communication is required or permitted to be given under this Contract, such notice or communication shall be in writing to the following address or/and shall be (i) personally delivered, or (ii) sent by email, postage prepaid registered airmail or internationally recognized courier service.

If to the NIKOLA:_ Nikola Corporation, 4141 E. Broadway Rd.,Phoenix, AZ 85040;

If to IVECO: Iveco S.p.A., Via Puglia 35, Turin (Italy);

provided however, that if either Party shall have designated a different address by notice to the other, the notice shall be delivered to the last address so designated.

All such notices or other communications shall be deemed to have been given or received (i) upon receipt if personally delivered or (ii) on the fifteenth (15) business day following the date on the receipt held by the sending Party if by postage prepaid registered airmail or of fifteen (15) business days after delivery to internationally recognized courier service. All the notices shall be in English language.

15.9                        Headings

The titles and headings herein are used for convenience of reference only and shall not be deemed part of this Contract for purpose of interpretation.

15.10                 Binding Effect; Assignment

This Contract binds and inures to the benefit of the parties hereto and their respective successors and assigns. This Contract and the rights, obligations and remedies hereunder (including any amounts to be paid or received hereunder) shall not be assignable or transferable by either Party (including by operation of Law) without the prior written consent of the other Party (to be given in its sole discretion), except that either Party may assign, delegate or transfer this Contract to any Affiliate of such Party, or in connection with a merger, acquisition, change of control or sale of substantially all of the assets of such Party related to this Contract and the Ancillary Agreements.

15.11                 No Third Party Beneficiaries

Except for applicable Affiliates of the Parties, this Contract is entered into solely between, and may be enforced only by, NIKOLA, on the one hand, and IVECO, on the other hand, and shall not be deemed to create any rights or causes of action in or on behalf of any third parties, including employees, suppliers and customers of a Party, or to create any obligations of a Party to any such third parties, unless expressly agreed in writing by the Parties.

15.12                 Further Assurances

Each Party covenants and agrees that, subsequent to execution and delivery of this Contract and without any additional consideration, each Party shall execute and deliver any further legal instruments and perform any acts that are or may become reasonably necessary to effectuate the purposes of this Contract.

15.13                 Annexes

The annexes of this Contract shall be the following:

Annex A Key Technology

Annex B Patents; IVECO shall update Annex B periodically.

Annex C Technical Documentation

Annex D List of Parts and Components in the First, Second and Third Category of Parts and Components

Annex E Localization rules for Second and Third Category of Parts and Components

15.14                 Non-circumvention

None of the Parties will directly or indirectly circumvent the intention of this Contract to provide the technology and IP rights provided herein, including without limitation by terminating or amending, in any manner that adversely affects in any way, any license or other agreement with any third party with respect to any technology or IP rights intended to be covered hereby.

IN WITNESS, this Contract is signed in two (2) English originals by the duly authorized representatives of the Parties.

IVECO S.p.A.	NIKOLA Corporation

/s/ Gerrit Marx	/s/ Trevor Milton
Name: Gerrit Marx	Name: Trevor Milton
Position: President, Commercial and	Position: CEO
Specialty Vehicles, CNH Industrial N.V.	Date: 4/9/2020
Date: